Exhibit 99.1

For Immediate Release

Contact:    Willing L. Biddle, CEO or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports Operating Results for the Third Quarter and First Nine Months of Fiscal 2016

Greenwich, Connecticut, September 8, 2016 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today reported its operating results for the three and nine month periods ended July 31, 2016.

Net income attributable to Class A Common and Common stockholders for the third quarter of fiscal 2016 was $5,040,000 or $0.15 per diluted Class A Common share and $0.13 per diluted Common share, compared to $4,870,000 or $0.14 per diluted Class A Common share and $0.13 per diluted Common share in last year's third quarter.  Net income attributable to Class A Common and Common stockholders for the first nine months of fiscal 2016 was $12,686,000 or $0.37 per diluted Class A Common share and $0.33 per diluted Common share, compared to $10,664,000 or $0.31 per diluted Class A Common share and $0.28 per diluted Common share in the first nine months of fiscal 2015.

Diluted Funds from Operations (FFO) for the quarter ended July 31, 2016 was $10,844,000 or $0.31 per Class A Common share and $0.28 per Common share, compared to $10,749,000 or $0.32 per Class A Common share and $0.28 per Common share in last year's third quarter.   For the first nine months of fiscal 2016, diluted FFO amounted to $30,272,000 or $0.89 per Class A Common share and $0.78 per Common share, compared to $28,378,000 or $0.83 per Class A Common share and $0.74 per Common share in the corresponding period of fiscal 2015.  The FFO amounts above for fiscal 2015 include significant acquisition costs and excess preferred stock dividends due to timing of redemption and issuance of classes of preferred stock, which in the company's view are not indicative of operating performance.  In an effort to assist investors in analyzing changes to FFO, the company has included a second FFO reconciliation table at the end of this report which explains the effect of these items on the company's Diluted FFO.  After removing these items from both the three and nine-month periods of fiscal 2016 and 2015, the company's adjusted Diluted FFO for the three month period ended July 31, 2016 was $10,920,000 or $0.32 per diluted Class A Common share and $0.28 per diluted Common share, compared to $10,823,000 or $0.32 per diluted Class A Common share and $0.28 per diluted Common share in last year's third quarter.  Our adjusted FFO for the nine month period ended July 31, 2016 was $30,477,000 or $0.89 per diluted Class A Common share and $0.79 per diluted Common share, compared to $30,666,000 or $0.90 per diluted Class A Common share and $0.80 per diluted Common share in the first nine months of fiscal 2015.

The per share amounts for both FFO and net income for the nine months ended July 31, 2016 and 2015 include property acquisition costs of $205,000 and $2.0 million, respectively. The first quarter fiscal 2015 acquisition costs of $2.0 million were incurred when the company purchased four retail properties in New Jersey in December 2014 (fiscal 2015) for $124.6 million.  In addition, the per share amounts for both FFO and net income in fiscal 2015 were reduced by $268,000 in preferred stock dividends as a result of issuing the Series G preferred stock a month before the redemption of the company's Series D preferred stock could take place.
At July 31, 2016, the company's consolidated properties were 94.18% leased (versus 95.79% at the end of fiscal 2015) and 93.90% occupied (versus 94.97% at the end of fiscal 2015). The drop in the company's leased rate in the first nine months of fiscal 2016 when compared to the end of fiscal 2015 was predominantly related to the A&P bankruptcy. During the first quarter of fiscal 2016, three of nine spaces that A&P previously occupied in our portfolio became vacant. Those spaces totaled 130,000 square feet, or about 3.3% of the square footage of the company's consolidated properties. Six of the company's nine former A&P leases were assumed by new grocery stores. Of the three A&P spaces that became vacant (Pompton Lakes, Bloomfield and Wayne, NJ), two (Bloomfield and Wayne) have been leased to new grocery store operators in the second quarter of fiscal 2016. The space in Wayne was leased for 20 years at an initial base rental rate $2 per square foot higher than the base rent under the former A&P lease and the Bloomfield location was leased for 20 years at an initial base rental rate $8.50 per square foot higher than the base rent under the former A&P lease. Both leases are net leases, with the new tenants paying for their share of CAM and real estate taxes.  The company is marketing the remaining Pompton Lakes, NJ location for lease.
Both the percentage of property leased and the percentage of property occupied referenced in the preceding paragraph exclude the company's unconsolidated joint ventures and the company's White Plains property. In November 2014, the company obtained a zoning change from the City of White Plains to convert this property to a higher and better use.  The property is in contract to be sold and the company plans on completing the sale later in fiscal 2016.  At July 31, 2016, the company had equity interests in seven unconsolidated joint ventures (754,000 square feet), which were 97.6% leased (98.1% at October 31, 2015).
Commenting on the quarter's operating results, Willing L. Biddle, President and CEO of UBP, said "With the A&P bankruptcy issue mostly behind us and the closing of the sale of our Westchester Pavilion property scheduled to take place in October, we can redouble our efforts to leasing the few remaining large vacant spaces we have in our portfolio.  We currently have 3 vacant spaces of more than 10,000 square feet in our existing portfolio that are our priority to lease.  Two of the spaces are in our Yorktown property and we are currently working with several prospective tenants interested in leasing those two spaces.  The remaining large space (63,000 sf in Pompton Lakes, NJ) is the only former A&P tenant space we have left to lease, and we are optimistic that space will be leased shortly.  If we can lease these three spaces, our consolidated occupancy will increase by 2.6%, as these three spaces represent 45% of our remaining consolidated vacant space."
Mr. Biddle continued, "We have also been busy on the finance side of our business taking advantage of favorable borrowing and capital market conditions.  In July we successfully completed a follow-on offering of our Class A common stock, selling 2.75 million shares (plus the overallotment) at a time when our stock price was close to an all-time high, raising $73.7 million in proceeds.  We immediately put all that cash to work by closing on the $45.3 million acquisition of the Newfield Green Shopping Center located in Stamford, CT and repaying all outstanding balances on our credit line.  Newfield is a 72,000 square foot shopping center anchored by a Grade A (Shop Rite) grocery store and includes tenants CVS and Chase, along with other local retailers and service establishments.  We funded half of the purchase price with a 15-year secured mortgage with a fixed interest rate of 3.89%.   In June, we took advantage of favorable interest rate market conditions and entered into a mortgage commitment to refinance the company's largest mortgage secured by our largest property, Ridgeway in Stamford.  When the new mortgage is refinanced in July 2017, it will have a principal balance of $50 million (currently $45 million) and be for a term of ten years at a fixed interest rate of 3.398% (currently 5.52%).  In addition, in August we completed the refinancing of the company's unsecured credit facility, increasing the new facility's capacity from $80 million to $100 million and reducing the interest rate at all levels of the interest rate grid, with the low end of the pricing grid being reduced from 1.50% to 1.35%.  The new term of the revolver is four years with a company option for a one-year extension.  These transactions will have a material positive effect on our future FFO and put the wind at the back of the company for the foreseeable future."

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 74 properties containing approximately 5.0 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 186 consecutive quarters of uninterrupted dividends to its shareholders since its inception and has raised total dividends to its shareholders for the last 22 consecutive years.
Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

(Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Nine Months and Three Months Ended July 31, 2016 and 2015
 (in thousands, except per share data)

	Nine Months Ended		Three Months Ended
	July 31,		July 31,
	2016	2015	2016	2015

Revenues
Base rents	$63,175	$63,228	$21,605	$21,042
Recoveries from tenants	18,743	22,676	5,878	7,028
Lease termination income	380	147	48	103
Other income	2,595	1,324	745	646
Total Revenues	84,893	87,375	28,276	28,819

Expenses
Property operating	13,770	16,423	4,030	4,384
Property taxes	13,740	13,667	4,592	4,631
Depreciation and amortization	16,802	16,834	5,455	5,541
General and administrative	7,140	6,493	2,387	2,214
Provision for tenant credit losses	835	738	227	212
Acquisition costs	205	2,020	76	74
Directors' fees and expenses	235	261	70	70
Total Operating Expenses	52,727	56,436	16,837	17,126

Operating Income	32,166	30,939	11,439	11,693

Non-Operating Income (Expense):
Interest expense	(9,751)	(10,111)	(3,231)	(3,417)
Equity in net income from unconsolidated joint ventures	1,484	1,414	564	467
Interest, dividends and other investment income	156	185	55	42
Net Income	24,055	22,427	8,827	8,785

Noncontrolling interests:
Net income attributable to noncontrolling interests	(659)	(728)	(217)	(344)
Net income attributable to Urstadt Biddle Properties Inc.	23,396	21,669	8,610	8,441
Preferred stock dividends	(10,710)	(11,035)	(3,570)	(3,571)

Net Income Applicable to Common and Class A Common Stockholders	$12,686	$10,664	$5,040	$4,870

Diluted Earnings Per Share:
Per Common Share:	$.33	$.28	$.13	$.13
Per Class A Common Share:	$.37	$.31	$.15	$.14

Weighted Average Shares Outstanding (Diluted):
Common	8,881	8,702	9,001	8,752
Class A Common	26,315	26,343	26,495	26,380

Results of Operations

The following information summarizes the company's results of operations for the nine month and three month periods ended July 31, 2016 and 2015 (amounts in thousands):
	Nine Months Ended July 31,				Change Attributable to:
Revenues	2016	2015	Increase (decrease)	% Change	Property Acquisitions/Sales	Properties Held In Both Periods (Note 1)
Base rents	$63,175	$63,228	$(53)	-0.1%	$(2,043)	$1,990
Recoveries from tenants	18,743	22,676	(3,933)	-17.3%	(930)	(3,003)
Other income	2,595	1,324	1,271	96.0%	(48)	1,319

Operating Expenses
Property operating expenses	13,770	16,423	(2,653)	-16.2%	(731)	(1,922)
Property taxes	13,740	13,667	73	0.5%	(181)	254
Depreciation and amortization	16,802	16,834	(32)	-0.2%	(144)	112
General and administrative expenses	7,140	6,493	647	10.0%	n/a	n/a

Other Income/Expenses
Interest expense	9,751	10,111	(360)	-3.6%	288	(648)
Interest, dividends and other investment income	156	185	(29)	-15.7%	n/a	n/a

Note 1 – Properties held in both periods include only properties owned for the entire periods of 2015 and 2016.  All other properties are included in the property acquisition/sales column.  There are no properties excluded from the analysis.
		Three Months Ended July 31,				Change Attributable to:
Revenues	2016	2015	Increase (decrease)	% Change	Property Acquisitions/Sales	Properties Held In Both Periods (Note 2)
Base rents	$21,605	$21,042	$563	2.7%	$(1,110)	$1,673
Recoveries from tenants	5,878	7,028	(1,150)	-16.4%	(466)	(684)
Other income	745	646	99	15.3%	(73)	172

Operating Expenses
Property operating expenses	4,030	4,384	(354)	-8.1%	(131)	(223)
Property taxes	4,592	4,631	(39)	-0.8%	(133)	94
Depreciation and amortization	5,455	5,541	(86)	-1.6%	138	(224)
General and administrative expenses	2,387	2,214	173	7.8%	n/a	n/a

Other Income/Expenses
Interest expense	3,231	3,417	(186)	-5.4%	18	(204)
Interest, dividends and other investment income	55	42	13	31.0%	n/a	n/a

Note 2 – Properties held in both periods include only properties owned for the entire periods of 2015 and 2016.  All other properties are included in the property acquisition/sales column.  There are no properties excluded from the analysis.

The change in base rentals and the changes in other income statement line items were attributable to:

Property Acquisitions/Sales:

In fiscal 2015, the company purchased equity interests in six properties totaling approximately 409,000 square feet of GLA and sold two properties totaling approximately 298,000 square feet and in fiscal 2016 purchased one property totaling 72,000 square feet.  These properties accounted for all of the revenue and expense changes attributable to property acquisitions and sales in the nine and three month periods ended July 31, 2016 when compared with corresponding periods of 2015.

Properties Held in Both Periods:

Revenues
Base rents increased during the nine month and three month periods ended July 31, 2016 by $2.0 million and $1.7 million, respectively, when compared with the corresponding prior period primarily as the result of new leases entered into at several properties owned in both periods and for the two new leases entered into in the second quarter of fiscal 2016 at spaces formerly occupied by A&P at a higher base rent per square foot than the former A&P lease.  In addition, the variance for the nine month period ended July 31, 2016 includes $743,000 of base rental income related to the recognition of deferred rent in connection with a lease termination with the final tenant occupying space in the company's Westchester Pavilion property.  At the inception of the lease, the tenant made a nonrefundable cash payment to the company representing prepaid rent that was to be earned over the life of the tenants lease.  The lease was terminated in April 2016 and the remaining deferred rent was recorded as rental income.  In addition, the variance for both the nine and three month periods ended July 31, 2016 include the company receiving $1.8 million and $1.4 million, respectively, in rental payments from Lennar Multi Family while it waits to purchase the property from the company.

In the first nine months of fiscal 2016, the company leased or renewed 300,200 square feet (or approximately 7.5% of total consolidated property leasable area).  New leases for vacant spaces were signed for 171,100 square feet at an average rental increase of 9.41% on a cash basis.  Renewals for 129,100 square feet of space previously occupied were signed at an average rental increase of 1.63% on a cash basis.  At July 31, 2016, the company's consolidated properties were approximately 94.2% leased (excluding Pavilion), a decrease of 1.6% from the end of fiscal 2015. Overall property occupancy decreased to 93.9% at July 31, 2016, down from 94.97% at the end of fiscal 2015.

In the nine month and three month periods ended July 31, 2016, recoveries from tenants for properties owned in both periods (which represents reimbursements from tenants for operating expenses and property taxes) decreased by a net $3.0 million and $684,000, respectively. This decrease during the quarter was primarily the result of having two anchor stores formerly occupied by A&P be vacant for most of the first and second quarters which lowered the company's recovery rate for operating costs.  In addition, this negative effect was increased by having lower snow removal costs during the first half of the year which reduced operating expense recoveries to tenants overall.

Expenses
Property operating expenses for properties held in both periods decreased in the nine month and three month periods ended July 31, 2016 when compared with the corresponding prior periods by $1.9 million and $223,000, respectively, as a result of a decrease in expenses relating to snow removal cost.

Real estate taxes for properties held in both periods has small increases in the nine month and three month periods ended July 31, 2016 when compared with the corresponding prior periods as a result of increases in tax assessments.

Depreciation and amortization for properties held in both periods increased by $112,000 in the nine month period ended July 31, 2016 when compared with the corresponding prior period and decreased by $224,000 in the three month period ended July 31, 2016 when compared to the corresponding prior period as a result of an increase in depreciation due to increased capital improvements and tenant related build-out costs at some of the company's properties, offset by the reduction of depreciation on the company's Westchester Pavilion property which was classified as held for sale beginning at the end of the second quarter of fiscal 2016.

General and administrative expense in the nine month and three month periods ended July 31, 2016 when compared with the corresponding prior periods increased by $647,000 and $173,000, respectively, as a result of increased compensation expense for increased staffing at the company over the last three quarters of fiscal 2015 and the first quarter of fiscal 2016 and increased bonus compensation for our employees in fiscal 2016 when compared with fiscal 2015, along with an increase in legal fees in the third quarter of fiscal 2016 when compared with fiscal 2015.

Interest expense for properties owned in the nine month and three month periods ended July 31, 2016 decreased by $648,000 and $204,000, respectively, as a result of two mortgages that were paid off in the second half of fiscal 2015 and one mortgage that was paid off in the third quarter of fiscal 2016, causing a reduction in interest expense in fiscal 2016 versus fiscal 2015.

Non-GAAP Financial Measure
Funds from Operations ("FFO")

The company considers FFO to be a meaningful additional measure of operating performance primarily because it excludes the assumption that the value of its real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is presented to assist investors in analyzing the performance of the company.  The company reports FFO in addition to net income applicable to common shareholders and net cash provided by operating activities.  FFO is helpful as it excludes various items included in net income that are not indicative of the company's operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  The company has adopted the definition suggested by the National Association of Real Estate Investment Trusts ("NAREIT").  The company defines FFO as net income computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (or losses) from sales of property plus real estate related depreciation and amortization, and after adjustments for unconsolidated joint ventures.  FFO does not represent cash flows from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs.  FFO should not be considered as an alternative to net income as an indicator of the company's operating performance or as an alternative to cash flow as a measure of liquidity.  Since all companies do not calculate FFO in a similar fashion, the company's calculation of FFO presented herein may not be comparable to similarly titled measures as reported by other companies.

(Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Funds from Operations
Nine Months and Three Months Ended July 31, 2016 and 2015
 (in thousands, except per share data)

	Nine Months Ended July 31,		Three Months Ended July 31,
	2016	2015	2016	2015
Net Income Applicable to Common and Class A Common Stockholders	$12,686	$10,664	$5,040	$4,870

Real property depreciation	14,116	14,097	4,512	4,730
Amortization of tenant improvements and allowances	2,241	2,350	788	680
Amortization of deferred leasing costs	384	332	134	111
Depreciation and amortization on unconsolidated joint ventures	1,204	1,058	370	356
(Gain)/loss on sale of asset	(359)	(123)	-	2
Funds from Operations Applicable to Common and Class A Common Stockholders	$30,272	$28,378	$10,844	$10,749

Funds from Operations (Diluted) Per Share:
Common	$.78	$.74	$.28	$.28
Class A Common	$.89	$.83	$.31	$.32

The following table reconciles the company's net income available to Common and Class A Common Stockholders to Funds From Operations after removing excess preferred stock dividends and acquisition costs for the nine months and three months ended July 31, 2016 (Note 1).

Reconciliation of Net Income Available to Common and Class A Common Stockholders To Recurring Funds From Operations:	Nine Months Ended July 31,		Three Months Ended July 31,
	2016	2015	2016	2015
Net Income Applicable to Common and Class A Common Stockholders	$12,686	$10,664	$5,040	$4,870
Add: Acquisition costs	205	2,020	76	74
Add: Excess preferred stock dividends (Note 1)	-	268	-	-
Net Income Applicable to Common and Class A Common Stockholders	12,891	12,952	5,116	4,944

Real property depreciation	14,116	14,097	4,512	4,730
Amortization of tenant improvements and allowances	2,241	2,350	788	680
Amortization of deferred leasing costs	384	332	134	111
Depreciation and amortization on unconsolidated joint ventures	1,204	1,058	370	356
(Gain)/loss on sale of asset	(359)	(123)	-	2
Funds from Operations Applicable to Common and Class A Common Stockholders	$30,477	$30,666	$10,920	$10,823

Funds from Operations (Diluted) Per Share:
Common	$.79	$.80	$.28	$.28
Class A Common	$.89	$.90	$.32	$.32

Note 1 – The company sold preferred stock in October and November of 2014 for the principal purpose of redeeming its Series D preferred stock.  The company redeemed the Series D on November 21, 2014.  The company incurred excess preferred stock dividends of $268,000 in the first quarter of fiscal 2015 as a result of having the new series of preferred stock outstanding prior to being able to redeem the series D preferred stock.

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Third Quarter July 31, 2016
 (in thousands)

Balance Sheet Highlights
(in thousands)
	July 31,	October 31,
	2016	2015
	(Unaudited)
Assets
Cash and Cash Equivalents	$6,121	$6,623

Real Estate investments before accumulated depreciation	$999,978	$941,690

Investments in and advances to unconsolidated joint ventures	$38,590	$39,305

Total Assets	$906,645	$861,075

Liabilities
Revolving credit lines	$3,000	$22,750

Mortgage notes payable and other loans	$270,946	$260,457

Total Liabilities	$298,696	$304,342

Redeemable Noncontrolling Interests	$19,837	$15,955

Total Stockholders' Equity	$588,112	$540,778